ACQUISITION AGREEMENT

DATED AS OF MAY 18, 2018

BY AND BETWEEN

VERAX RESEARCH SERVICES, INC.

AND

DOMAINE GLOBAL, LLC

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT ("*Agreement*") is entered into as of May 18, 2018 by and between Verax Research Services, Inc., a Delaware C-Corporation ("*Verax*"), and Domaine Global, LLC, a Delaware Limited Liability Company ("*Domaine Global*"). Verax and Domaine Global are referred to herein individually as a "*Party*" and collectively as the "*Parties.*"

A. Domaine Global [FEIN: 36-4785725] owns and operates a Nutritional Supplement, Health & Wellness Marketing and Commercialization business and has built a Business to Business (B2B) and Direct to Consumer (DTC) transactional backbone infrastructure system;

B. Verax desires to acquire the Domaine Global Business;

C. Domaine Global owns, directly and has licensed additional systems to develop a Merchant Account transaction system for credit cards, debit cards and PayPal purchases of the products it markets;

D. Verax has agreed to acquire Domaine Global, LLC and will repurpose it for Verax intended Electronic Marketplace ("eMarketplace") transactions for Cannabinoids raw materials, clinical research materials and finished products;

E. Domaine Global has agreed to transfer all licenses and Intellectual Property rights to all assets it controls as a limited liability company; and

F. Concurrently herewith, J. Randall Hoggle, the largest beneficial owner of shares of Domaine Global common stock shall enter into a voting agreement with Domaine Global in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

SECTION 1
PURCHASE AND SALE OF THE ACQUIRED ENTITY

1.1 ***Basic Transaction.*** On the terms and subject to the conditions of this Agreement:

(a) Domaine Global shall, prior to the Closing, or within thirty (30) business days after closing notify all contracted parties of their contracts and any liabilities being reassigned to Domaine Healthcare, Inc. from Domaine Global, LLC.

(b) Prior to the Closing, Domaine Global shall (i) cause all its current business to be transferred to Domaine Healthcare, Inc. and reassign all business contracts to Domaine Healthcare, Inc., (ii) transfer or license, as applicable, the B2B and DTC transactional system capabilities and applications to Verax.

(c) At the Closing, Verax shall purchase from the Sellers, and Domaine Global shall sell to Verax or cause to be sold to Verax, all of the Domaine Global Units in consideration for the payment of the Purchase Price.

1.2 ***Purchase Price Payment.*** At the Closing, Verax shall pay to Domaine Global the Purchase Price in cash by wire transfer or remittance to one or more bank accounts as designated by Domaine Global in writing to Verax the accounts for the funds transfer over 4 equal monthly installments starting thirty (30) days after the Closing Date.

1.3 ***Closing.*** The closing of the transactions contemplated by this Agreement (the "*Closing*") shall take place no later than twenty (20) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions set forth in this Agreement (other than conditions with respect to actions the

respective Parties will take at the Closing itself) (the "***Closing Date***") at a location mutually acceptable to Domaine Global and Verax.

1.4 ***Deliveries at Closing.*** At the Closing:

(a) Domaine Global will deliver or cause to be delivered to Verax all of the following documentation:

(i) provide all unit certificates representing all of the Domaine Global Units;

(ii) copies of the articles of incorporation or similar organizational document of Domaine Global certified as of a date not more than one day prior to the Closing by the Secretary of State (or comparable officer) of the applicable entity's jurisdiction of formation;

(vi) a certificate, in form and substance reasonably satisfactory to Verax, signed by an officer of Domaine Global and dated as of the Closing Date, certifying that (a) the organizational documents provided by Domaine Global, and (b) any resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of Domaine Global authorizing the transactions contemplated hereby are true and correct and in full force and effect;

(b) Verax will deliver to Domaine Global:

(i) a certificate, in form and substance reasonably satisfactory to Domaine Global, signed by an officer of Verax and dated as of the Closing Date, to the effect that each of the conditions specified in this Agreement that are the responsibility of Verax are satisfied;

(ii) the Purchase Price in accordance with Section 1.5.

1.5 ***Purchase Price Allocation.*** Domaine Global and Verax agree and acknowledge that (a) the Purchase Price shall be allocated for all purposes (including Tax) solely to the Domaine Global Units and the Domaine Global Interests on the basis of their respective fair market values, and (b) no portion of the Purchase Price is allocable to any other property, right or other items. The Parties further agree that the portion of the Purchase Price allocated to the Domaine Global Units shall be treated by the Parties as consideration paid in exchange for those Units for all purposes (including Tax) and the portion of the Purchase Price allocated to the Domaine Global Infrastructure Interests shall be treated by the Parties as consideration paid in exchange for those interests for all purposes (including Tax) (it being understood that for United States income tax purposes, such amount is treated as consideration for the assets of Domaine Global). The value of the Domaine Global Interests for purposes of such allocation shall be determined pursuant to a valuation process that has been commenced prior to the date hereof by Amy James of James & Associates which has been engaged prior to the date hereof in accordance with instructions and information that have been given prior to the date hereof to Amy James (as such instructions may hereafter be amended or altered on the basis of mutual agreement between Verax and Domaine Global). The value of the Domaine Global Units is twenty three thousand seven hundred and fifty dollars ($23,750) and shall be equal to the Purchase Price for the purposes of this Agreement. The Purchase Price will be paid over 4 equal installments of five thousand nine hundred thirty seven dollars and fifty cents ($5,937.50) starting on June 15, 2018.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

DOMAINE GLOBAL, LLC

By: James P. Shaver

James Shaver
Director

VERAX RESEARCH SERVICES, INC.

By: Garrett W. Lindemann Ph.D.

Garrett W. Lindemann, PhD
Chief Executive Officer